UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 22, 2018

Lions Gate Entertainment Corp.

(Exact name of registrant as specified in charter)

British Columbia, Canada (State or Other Jurisdiction of Incorporation)
(Commission File Number) 1-14880		(IRS Employer Identification No.) N/A

(Address of principal executive offices)

250 Howe Street, 20th Floor

Vancouver, British Columbia V6C 3R8

and

2700 Colorado Avenue

Santa Monica, California 90404

(Registrant’s telephone number, including area code) (877) 848-3866

NO CHANGE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

On March 22, 2018, Lions Gate Entertainment Corp. (the “Company”) entered into Amendment No. 2 (the “Second Amendment”) to that certain Credit and Guarantee Agreement dated as of December 8, 2016, among the Company, Lions Gate Capital Holdings LLC (“LGCH”), each guarantor party thereto, each lender party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other parties thereto (as previously amended pursuant to that certain Amendment No. 1 dated as of December 11, 2017, the “Existing Credit Agreement” and, as amended by the Second Amendment, the “Amended Credit Agreement”).

At the time immediately preceding the effectiveness of the Second Amendment, there were approximately $950 million in aggregate principal amount of term A loans outstanding under the Existing Credit Agreement (the “Existing Term A Loans”), approximately $825 million in aggregate principal amount of term B loans outstanding under the Existing Credit Agreement (the “Existing Term B Loans” and, together with the Existing Term A Loans, the “Existing Term Loans”), and $1,000 million of undrawn commitments under the revolving credit facility under the Existing Credit Agreement (the “Existing Revolving Facility” and, together with the Existing Term Loans, the “Existing Facilities”).

Pursuant to the Second Amendment, (a) the Company repaid in full the Existing Term Loans and terminated all commitments under the Existing Revolving Facility and (b) the Company incurred new term A loans in an aggregate principal amount of $750 million (the “New Term A Loans”), incurred new term B loans in in an aggregate principal amount of $1,250 million (the “New Term B Loans” and, together with the New Term A Loans, the “New Term Loans”), and obtained new revolving commitments of $1,500 million (the “New Revolving Credit Facility” and, together with the New Term Loans, the “New Facilities”).

As a result, immediately following the effectiveness of the Second Amendment, the Company had aggregate New Term Loans outstanding of $2,000 million (an increase of $225 million as compared to the aggregate $1,775 million of Existing Term Loans outstanding immediately prior to the effectiveness of the Second Amendment). The proceeds of the New Term Loans were used to refinance the Existing Term Loans in their entirety, with the remaining proceeds to be used by the Company for working capital and general corporate purposes. As of March 22, 2018, there were no borrowings under the New Revolving Credit Facility.

In addition, pursuant to the terms of the Second Amendment, following the incurrence by the Company of the New Facilities, the Company assigned all of its rights and obligations as borrower under of the New Facilities to its wholly-owned subsidiary LGCH (and LGCH assumed such rights and obligations and became the borrower under the New Facilities), and LGEC became a guarantor of the New Facilities.

The collateral provisions and the restrictive covenants and events of default in the Amended Credit Agreement are substantially unchanged from the provisions in the Existing Credit Agreement.

The maturities of the New Facilities were each extended from those of the Existing Facilities, with the New Term B Loans maturing 7 years after the date of the Second Amendment, and the New Term A Loans and New Revolving Credit Facility maturing 5 years after the date of the Second Amendment.

The New Term B Loans will amortize at a rate of 1.0% per annum, payable quarterly. The New Term A Loans will amortize at a rate of 0% per annum in the first year after the Second Amendment, 5% in the second year, 7% in the third year, 10% in the fourth year, and 10% in the fifth year, payable quarterly.

The interest rate margin applicable to the New Term B Loans will be based on a floating LIBOR rate plus 2.25%, or ABR rate plus 1.25%, with a LIBOR floor of zero. The interest rate margin applicable to the New Term A Loans and the New Revolving Credit Facility will initially be based on a floating LIBOR rate plus 1.75%, or ABR rate plus 0.75% (a decrease of 0.25% from the interest rate margin applicable to the existing Term A Loans and the Existing Revolving Credit Facility), with a LIBOR floor of zero.

The foregoing description of the Amendment is not intended to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is attached hereto as Exhibit 10.1, and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Amendment No. 2, dated as of March 22, 2018, to the Credit and Guarantee Agreement dated as of December 8, 2016, among Lions Gate Entertainment Corp., as borrower, each guarantor party thereto, each lender party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other parties thereto (as previously amended by that certain Amendment No. 1 dated as of December 11, 2017).

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 22, 2018

LIONS GATE ENTERTAINMENT CORP.
(Registrant)

By:	/s/ James W. Barge
Name: James W. Barge
Title: Chief Financial Officer